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AMAG Pharmaceuticals, Inc.
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AMAG Files Definitive Consent Revocation Statement and Sends Letter to Shareholders

Details Caligan Partners’ Reckless Business Ideas and Inexperienced Director Nominees

Urges Shareholders to Sign and Return AMAG’s GREEN Consent Revocation Card

WALTHAM, Mass., Sept. 23, 2019 – AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) (“AMAG” or the “Company”) today announced that it filed a definitive consent revocation statement with the U.S. Securities and Exchange Commission on September 20, 2019, and has sent a letter to AMAG shareholders. The letter contains AMAG’s response to the consent solicitation made by Caligan Partners LP (“Caligan”), including AMAG’s thoughts on Caligan’s director nominees and Caligan’s views on the Company’s business and strategy. AMAG urges shareholders to sign and return AMAG’s GREEN Consent Revocation Card and disregard any white consent cards received from Caligan.

The full text of the letter is as follows:

September 23, 2019

REJECT CALIGAN’S SELF-SERVING AND RECKLESS ATTEMPT TO SEIZE NEARLY HALF THE RECENTLY-ELECTED AMAG BOARD

Caligan’s Nominees and Ideas for AMAG Show a Shocking Lack of Experience and Understanding of AMAG’s Business and Put the Value of Shareholder Investment at Risk!

Dear AMAG Shareholder,

Just four months ago, AMAG held its 2019 Annual Meeting of Shareholders, where AMAG shareholders overwhelmingly voted in support of AMAG’s slate of experienced and accomplished directors by an average of more than 90% of the vote. Only a few weeks later, Caligan Partners LP, a new and inexperienced activist hedge fund, began to quickly accumulate shares in AMAG, and last month Caligan initiated what appears to be a rushed, aggressive and misleading scheme to seize near control of your AMAG Board. Now you are essentially being asked by Caligan — as part of a rarely used corporate action called a consent solicitation — to remove and replace four members of the recently-reelected Board as a precursor to risky and ill-informed changes that Caligan wants to make at AMAG. AMAG fears that the changes proposed by Caligan, a firm with zero pharmaceutical investment or operating experience, would be catastrophic to AMAG’s ongoing strategic evolution which is focused on driving sustainable, long-term shareholder value by creating durable revenue streams through the development and commercialization of innovative therapies for patients in need.

AMAG strongly urges you to reject Caligan’s proposals and to discard any White Consent Cards you receive from them.

AMAG IS EXECUTING ON AN AMBITIOUS AND CAREFULLY DEVELOPED STRATEGY AND HAS TAKEN ACTION TO POSITION SHAREHOLDERS FOR LONG-TERM VALUE CREATION

In 2016, AMAG’s Board and Management team correctly recognized the changing landscape for specialty pharmaceutical companies. At that time, AMAG had only two pharmaceutical assets: Feraheme, which had a limited label and could only address a portion of the target patient population; and Makena intramuscular formulation, which was facing loss of orphan drug exclusivity and likely significant generic competition. The need for an ambitious strategic realignment was clear. By early 2017, AMAG had begun executing on a five-year strategic plan aimed at extending the life of its current products — the broad iron deficiency anemia (IDA) trial for Feraheme and the subcutaneous auto-injector for Makena — while diversifying the portfolio to create opportunities for a new chapter of financial growth and long-term sustainable shareholder value creation.

Fewer than three years into this five-year strategic evolution, AMAG has transformed itself from a two-product company with limited growth opportunities to a six asset company with two durable core products, two innovative women’s health products, and two development-stage therapies. The AMAG Board and Management team acknowledge that these types of transformations can impact financial performance and share price in the short-term. However, this transformation supports the potential to generate significant and durable revenue growth, aligned with AMAG’s vision to identify new and better ways to help support patients and families along the path to health. AMAG has been successfully executing on a strategic evolution away from its previous “spec pharma” model, in comparison to several peers who have not successfully pivoted and today face uncertain futures (peers that Caligan has apparently ignored).

*Exited the IM market in August 2019

Caligan sits on the sidelines, casting exaggerated criticisms without proposing an actionable, constructive and forward-facing plan, and ignores significant accomplishments that have been realized in AMAG’s strategic evolution. An example of this strategy and its strong execution is AMAG’s success with Feraheme – the Company made the strategic decision to design and execute a 2,000 patient IDA trial for Feraheme in February 2016, at a cost of approximately $30 million, which has already provided a strong return on investment. AMAG achieved approval for the broad label a year ahead of schedule, has grown Feraheme revenue from approximately $100 million in 2017, to approximately $135 million in 2018 and the Company is on track to achieve approximately $165 million in 2019. This represents nearly $100 million of incremental revenue since the broad label was approved in February 2018. Since unveiling and commencing the strategic plan, AMAG has consistently executed against this plan, evolving its Board, Management, product portfolio and financial profile including by taking the following actions:

Recently Enhanced Board of Directors

●	Appointed Anne Phillips, MD, senior vice president, clinical development, medical and regulatory affairs for Novo Nordisk, Inc. to the Board in April 2019, bringing significant experience in clinical development and regulatory strategy as AMAG’s pipeline assets become more important to future value creation.

●	Appointed Katherine O’Brien, former vice president and general manager, skin and marketing services for Unilever PLC to the Board in April 2019, bringing years of experience in consumer marketing to women as AMAG engages the nearly six million pre-menopausal women suffering from low desire with associated distress.

Diversified AMAG’s Product Portfolio and Development Pipeline

●	In-licensed Vyleesi in February 2017.

●	In-licensed Intrarosa in April 2017.

●	Acquired two orphan drug development candidates:

–	AMAG-423 in September 2018.

–	Ciraparantag in January 2019.

Successfully Achieved FDA Approval of Three Products

●	Makena subcutaneous auto-injector approved in February 2018.

●	Feraheme expanded label approved in February 2018.

●	Vyleesi approved in June 2019.

Divested Cord Blood Registry (CBR) Business in August 2017

●	Re-aligned the portfolio of assets to focus on AMAG’s core strengths.

Strengthened Financial Profile and Balance Sheet, Substantially Reducing Debt

●	In May of 2017, AMAG achieved net 20% delevering and significant extension of the Company’s liability profile through the issuance of $320 million convertible notes due in 2022 and simultaneously retired majority of the Company’s $200 million convertible notes due 2019 and $320 million term loan due in 2021.

●	In September of 2018, AMAG extinguished $500 million of its 7.875% Senior Notes due in 2023, which eliminated nearly $40 million in annual cash interest expense, five years ahead of schedule.

●	February 2019, AMAG streamlined operations with the consolidation of the Women’s Health and Maternal Health sales forces to 124 sales representatives, eliminating 110 positions, leveraging the Company’s variable cost structure and gaining operational synergies with one sales force comprised of the “best of the best” supporting one mature product (Makena subcutaneous auto-injector) and active promotion of a growth product (Intrarosa) and a launch product (Vyleesi).

Even Caligan agrees about the Company’s strong execution, and in their public materials state that “AMAG has a collection of valuable assets,” acknowledging that “Feraheme and Makena subcutaneous auto-injector continue to grow market share” and the overall business “possesses several fundamental upside drivers.” These successful commercial pharmaceutical products, along with valuable investigational treatments in the AMAG portfolio, were developed and launched by the AMAG Management team and Board that Caligan is looking to recklessly disrupt. Upon reviewing the full set of Caligan’s proposed ideas, the Board and Management team were shocked at what they found.

AMAG CONDUCTED A RIGOROUS REVIEW OF CALIGAN’S BUSINESS IDEAS AND FOUND SLOPPY RESEARCH, WILD ASSUMPTIONS, MISLEADING PEER GROUPS AND CALIGAN’S CONFUSION ABOUT AN ENTIRE BUSINESS CATEGORY

Consistent with its fiduciary duties, AMAG’s Board and Management team have thoroughly reviewed the proposals included in Caligan’s consent solicitation with the assistance of independent financial and legal advisors. Following its review, AMAG’s Board believes that Caligan’s ideas are reckless and irresponsible and recommends that shareholders reject Caligan’s proposals, because:

Caligan’s suggestions represent a dramatic and fundamental misunderstanding of how value is created in the pharmaceutical industry and the value in AMAG’s business model and strategic plan.

●	Caligan believes that AMAG’s portfolio of commercial and development-stage therapies is more valuable as individual pieces. However, AMAG believes that Caligan disregards the compelling synergies and revenue drivers created by the Women’s Health salesforce for AMAG’s marketed products – including Feraheme.

●	AMAG believes that Caligan has also shown a brazen disregard and lack of understanding of the investment required to create future value in the pharmaceutical business, specifically for the value creation milestones ahead for AMAG’s launch of Vyleesi and two promising pipeline candidates.

●	Caligan’s materials fail to acknowledge the upcoming Advisory Committee hearing with the Food & Drug Administration for Makena later this year and how AMAG’s efforts towards that important event can impact the future value proposition of the Company.

●	AMAG believes that Caligan’s proposal to launch Feraheme globally through commercial partnerships is overly simplistic. AMAG is executing on a thoughtful and strategic expansion strategy for Feraheme, which takes into consideration current regulatory complexities and exclusivity protection realities. AMAG believes that Caligan’s approach underscores an extreme lack of understanding of market conditions, regulatory complexities, intellectual property strategies, pharmaceutical partnerships and disciplined, responsible stewardship of the Company’s portfolio of assets.

Caligan uses cherry-picked and constantly changing peer groups in an apparent effort to mislead investors.

●	Caligan seems to cherry-pick a different set of peers for almost every comparison (Total Shareholder Return (TSR), Enterprise Value, Selling, General & Administrative (SG&A) expenses, Women’s Health sales, guidance and consensus).

–	For example, Caligan’s criticism of AMAG’s SG&A spending includes comparisons to companies like Biogen and Gilead — which are two companies of completely different size and profile compared to AMAG. It ignores the Company’s upcoming launch of Vyleesi and omits the fact that, when compared to similarly sized Women’s Health and Hematology peers[1] with upcoming commercial launches, AMAG’s SG&A as a percentage of revenue is 84% versus 96%[2].

●	AMAG believes these misleading comparisons underscore Caligan’s superficial, rushed and desperate attempt to find numbers that fit its narrative. At best, this appears to show a lack of understanding of AMAG’s business and peer set and, at worst, seems to be a sad attempt to mislead shareholders to vote for a value destroying Board de-stabilization.

It appears that Caligan does not understand, or deceptively conflates, the difference between market opportunity and guidance.

●	Alarmingly, Caligan appears to have confused a very basic premise of drug development rationale: in its analysis, Caligan conflates AMAG’s previous directional discussion on market sizing/opportunity with actual financial guidance, despite explicit communication that some comments are not guidance.

●	Even worse, Caligan seems to have deceptively applied this discussion of market opportunity, which does not include a time frame, to 2019 revenues.

1 Women’s Health (Radius, TherapeuticsMD, ObsEva, Myovant) and Hematology (La Jolla, Portola, Rigel, Catalyst, Dova)

2 Based on mean of annualized last quarter SG&A reported in respective SEC filings as a percentage of IBES consensus estimates for 2020E revenues

AMAG believes that Caligan does not understand, or is actively trying to confuse shareholders about, an entire AMAG business segment.

●	Caligan has made multiple references to a “nephrology portfolio” at AMAG. AMAG has two businesses — Women’s Health and Hematology/Oncology — but no Nephrology business. It’s a common misunderstanding that could be made by someone with zero pharmaceutical experience. AMAG has been commercializing Feraheme and generating consistent success in the “hem/onc” segment for more than 10 years. This should have been obvious for a group of investors who are boldly stating that they can direct the Company after claiming to have “researched AMAG for 18 months.”

●	For Caligan’s educational benefit, Nephrology is a totally different intravenous (IV) iron segment, which AMAG does not compete in for important strategic reasons. This apparent misunderstanding demonstrates that Caligan ‘knows enough to be dangerous’— but clearly not enough about the actual business. AMAG thinks investors should be concerned about having those who don’t even understand the call point of AMAG’s largest product in the Board room.

AMAG’s Board and Management team believe Caligan’s proposed ideas for AMAG are ill-informed and lack any rational path to creating shareholder value. Caligan’s decision to focus their plan solely on a critique of AMAG’s past highlights their apparent lack of experience in, and understanding of, the pharmaceutical industry. AMAG’s highly-skilled and experienced Board and Management team are tirelessly executing on the Company’s established five year strategic plan, and regularly explores and undertakes strategic opportunities for the entirety of its business, including a number of recent acquisitions, the divestiture of CBR, and structural optimizations. Any suggestion by Caligan that the AMAG Board hasn’t reviewed and considered various alternatives for its portfolio and strategy is false. Further, it seems clear that any work Caligan is suggesting along the lines of a “Comprehensive Review of AMAG” by their proposed new Board members, only one of whom has any experience in the pharmaceutical industry, would be uneducated in its execution and likely destructive.

THE AMAG BOARD HAS DETERMINED THAT CALIGAN’S NOMINEES ARE NOT QUALIFIED TO SERVE ON AMAG’S BOARD

AMAG’s Board reviewed the credentials of Caligan’s nominees in a good-faith effort to assess if any might be qualified to be part of AMAG’s ongoing Board refreshment process. Notably, the AMAG Board has a very rigorous Board-refreshment process focused on identifying specific experience needs, aimed at building a well-rounded Board with a balance of requisite competencies and expertise, underscored by the recent addition of two new highly-qualified directors to the AMAG Board. The Caligan nominees, however, appear to have minimal industry experience and at least one has a conflict of interest. For example, AMAG found that:

●	Minimal Industry Experience: Three nominees have absolutely no experience in the pharmaceutical industry. Also, despite nominee David Johnson’s purported “operational knowledge”-related qualifications, as stated in Caligan’s investor presentation, in his relatively short career he has demonstrated no operational capabilities, in addition to his lack of relevant pharmaceutical experience.

●	Conflict of Interest: As Partner and co-Founder of Caligan Partners, and with a fund at least partly dedicated to Caligan’s investment in AMAG, David Johnson would have an inherent conflict of interest in managing his fiduciary duties to both his firm’s Limited Partners (LPs) and all other AMAG shareholders.

Furthermore, it is both alarming and concerning that Caligan has proposed to replace the Chairman and the Chair of every Committee on the AMAG Board (along with their combined decades of pharmaceutical industry and institutional knowledge), with its own nominees, who clearly lack any institutional knowledge of the Company.

AMAG strongly urges you to reject these nominees, disregard the White Consent Card from Caligan and sign and return the Company’s GREEN Consent Revocation Card.

Caligan was formed just one year ago and is a relatively unknown quantity. Most of the global investment community doesn’t know who Caligan is because there is only record of one prior investment in the entire history of their fund. Caligan has not provided AMAG investors, nor its own investors, with any insight into the mandate of their specific Caligan investment fund, nor its time horizon. However, even a cursory review of the founders of Caligan shows a suspect track record and conflated expertise. Here is what AMAG does know. Caligan has:

X	Little to no track record of investments.

X	No previous experience in the pharmaceutical sector.

X	No long-term ownership in AMAG (first share was bought on June 21, 2019).

X	Refused discussing their business ideas with AMAG in any detail before launching this solicitation.

X	Made no good faith attempt to work constructively with AMAG.

AMAG HAS A CLEAR PATH FORWARD TOWARD CREATING SIGNIFICANT AND SUSTAINABLE VALUE

Creating a sustainable portfolio of pharmaceutical assets in the bio-pharmaceutical industry demands a long-term view and a thoughtful approach. The progress made to date on the strategic evolution of AMAG has positioned the Company with a favorable risk-reward profile. AMAG believes, and even Caligan agrees, that the inherent value of this favorable profile is not currently reflected in AMAG’s share price. Very few of AMAG’s peers have pipeline product candidates that hold the potential of a therapy for a medical condition where no treatments exist today and a potential next-generation therapy in a large and growing market; AMAG-423 is being investigated to treat severe preeclampsia, and ciraparantag is being reviewed as a potential best-in-class anticoagulant reversal agent.

Not only is AMAG working to develop these important potential therapies, but the cash flow generation of AMAG’s core commercial products — Feraheme and Makena subcutaneous auto-injector — will fund the clinical development and new product launch costs. AMAG generates its own cash flows to invest in its future, where many companies with promising new pharmaceutical companies are dependent on the constant sale of new equity to fund clinical development and new product launches. AMAG’s newly-approved and developmental-stage therapies are forecasted to drive future revenue generation, positioning AMAG for significant growth and for the creation of significant shareholder value:

Investments in the launch of Vyleesi and the development of the Company’s late-stage clinical products will allow AMAG to bring additional innovative therapies to patients in need and build a new chapter of durable, sustainable growth for shareholders.

Reject Caligan’s attempt to push its strategy upon you — Do not sign or return ANY Caligan WHITE Consent Cards

The AMAG Board strongly objects to Caligan’s gross misrepresentation of the Company and urges AMAG shareholders to reject its short-sighted attempt to destroy AMAG’s progress. The reality is that shareholders already voted in favor of directors with support of its directors by an average of more than 90% of the vote just four months ago. Consistent with that vote, AMAG urges you to support your Company’s Board by signing, dating and returning the enclosed GREEN Consent Revocation Card TODAY. If you receive a White Consent Card from Caligan, please disregard it.

Sincerely,

Gino Santini	William K. Heiden
Chairman of the Board	President and Chief Executive Officer

If you have any questions or require assistance, please contact AMAG’s proxy solicitor

TOLL-FREE	COLLECT
(877) 750-0926	(212) 750-5833

Important Additional Information and Where to Find It

In connection with the consent solicitation initiated by Caligan, the Company has filed a consent revocation statement and accompanying GREEN consent revocation card and other relevant documents with the Securities and Exchange Commission (the “SEC”). SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE CONSENT REVOCATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), ACCOMPANYING GREEN CONSENT REVOCATION CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the definitive consent revocation statement, any amendments or supplements to the consent revocation statement and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov or the Company’s website at http:// ir.amagpharma.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Forward-Looking Statements

This communication contains forward-looking information about AMAG within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, the belief that any corporate action taken must be for the benefit of all Company shareholders and must be rooted in a strong understanding of the pharmaceutical industry, AMAG’s business and its important milestones ahead, beliefs about AMAG’s strategy and long-term value creation, beliefs about AMAG’s strategic plan and implementation thereof, beliefs about AMAG’s financial profile and its Board and expectations as to and beliefs about the consent solicitation are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, the impact and results of the consent solicitation and other activism activities by Caligan and/or other activist investors; as well as those risks identified in AMAG’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2018, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019 and subsequent filings with the SEC which are available at the SEC’s website at www.sec.gov. Any such risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on AMAG’s stock price. AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

About AMAG

AMAG is a pharmaceutical company focused on bringing innovative products to patients with unmet medical needs. The company does this by leveraging its development and commercial expertise to invest in and grow its pharmaceutical products across a range of therapeutic areas, including women’s health. For additional company information, please visit www.amagpharma.com.